Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

May 2011 Performance Update

The Frontier Fund Supplement Dated May 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 2 Original

T H E   F RO N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

May performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 Original	May 31, 2011 MTD	May 31, 2011 YTD	NAV / Unit
Balanced Series-2	-2.41%	2.90%	$164.08
Balanced Series-2a	-2.51%	2.44%	$136.92
Berkeley/Graham/Tiverton Series-2	-7.24%	-4.19%	$126.21
Currency Series-2	-2.61%	-3.86%	$91.75
Long/Short Commodity Series-2	-3.76%	14.07%	$174.82
Winton/Graham Series-2	-4.79%	0.10%	$144.19
Winton Series-2	-2.36%	2.63%	$158.04
Long Only Commodity Series-2	-5.05%	4.20%	$108.06
Managed Futures Index Series-2	-6.52%	-6.00%	$121.91

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of May 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$15,464,472.43
Unrealized trading gain/(loss)	(16,514,804.09)
Less: commissions	(82,134.74)
Less: FCM fees	(27,272.36)
Foreign currency gain/(loss)	(334,520.49)
Interest income	14,109.20

Total Income	(1,480,150.05)
EXPENSES
Management fees	47,416.88
Incentive fees	277,951.98

Total Expenses	325,368.86
Net Income (Loss)	$(1,805,518.91)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	443,818.44627	$74,619,729.80	168.13
Current month additions	—	—
Current month redemptions	(13,892.34736)	(2,271,166.91)
Net Income (loss) for current month		(1,805,518.91)

Net Asset Value, end of current month	429,926.09891	$70,543,043.98	164.08

Monthly rate of return			-2.41%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Balanced Series 2

THE FRONTIER FUND BALANCED SERIES—2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$771,165.54
Unrealized trading gain/(loss)	(823,913.38)
Less: commissions	(4,098.63)
Less: FCM fees	(1,360.77)
Foreign currency gain/(loss)	(16,750.26)
Interest income	4,023.15

Total Income	(70,934.35)

EXPENSES
Trading Fee	7,193.35
Management fees	2,367.34
Incentive fees	13,764.06

Total Expenses	23,324.75
Net Income (Loss)	$(94,259.10)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	26,435.34588	$3,712,958.14	140.45
Current month additions	—	—
Current month redemptions	(777.74244)	(105,601.90)
Net Income (loss) for current month		(94,259.10)

Net Asset Value, end of current month	25,657.60344	$3,513,097.14	136.92

Monthly rate of return			-2.51%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Balanced Series 2a

THE FRONTIER FUND BERKELEY/GRAHAM/TIVERTON SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(256,084.36)
Unrealized trading gain/(loss)	(236,214.28)
Less: commissions	(6,838.09)
Less: FCM fees	(2,754.52)
Foreign currency gain/(loss)	(1,661.95)
Interest income	462.47

Total Income	(503,090.73)

EXPENSES
Management fees	21,753.66
Incentive fees	(21,467.51)

Total Expenses	286.15
Net Income (Loss)	$(503,376.88)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	52,983.07095	$7,209,125.56	136.06
Current month additions	—	—
Current month redemptions	(5,979.09488)	(773,390.12)
Net Income (loss) for current month		(503,376.88)

Net Asset Value, end of current month	47,003.97607	$5,932,358.56	126.21

Monthly rate of return			-7.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Berkeley/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$10,264.72
Unrealized trading gain/(loss)	(334,294.32)
Net change in inter-series payables	329,622.58
Less: FCM fees	(5,476.34)
Interest income	6,098.39

Total Income	6,215.03

EXPENSES
Management fees	9,795.93
Incentive fees	—

Total Expenses	9,795.93
Net Income (Loss)	$(3,580.90)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,459.01422	$137,441.03	94.20
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(3,580.90)

Net Asset Value, end of current month	1,459.01422	$133,860.13	91.75

Monthly rate of return			-2.61%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,673,645.00
Unrealized trading gain/(loss)	(2,194,507.43)
Less: commissions	(6,502.74)
Less: FCM fees	(5,769.67)
Foreign currency gain/(loss)	1,053.05
Interest income	24,473.39

Total Income	(507,608.40)

EXPENSES
Management fees	63,489.91
Incentive fees	16,811.85

Total Expenses	80,301.76
Net Income (Loss)	$(587,910.16)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	82,710.90883	$15,024,543.11	181.65
Current month additions	—	—
Current month redemptions	(9,018.42482)	(1,553,481.82)
Net Income (loss) for current month		(587,910.16)

Net Asset Value, end of current month	73,692.48401	$12,883,151.13	174.82

Monthly rate of return			-3.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(165,755.44)
Unrealized trading gain/(loss)	(295,367.73)
Less: commissions	(3,841.81)
Less: FCM fees	(3,270.72)
Foreign currency gain/(loss)	362.56
Interest income	2,321.85

Total Income	(465,551.29)
EXPENSES
Management fees	22,171.62
Incentive fees	(75,929.65)

Total Expenses	(53,758.03)
Net Income (Loss)	$(411,793.26)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit

Net Asset Value, end of prior month	56,406.46386	$8,542,385.96	151.44
Current month additions	—	—
Current month redemptions	(6,075.77831)	(873,586.66)
Net Income (loss) for current month		(411,793.26)

Net Asset Value, end of current month	50,330.68555	$7,257,006.04	144.19

Monthly rate of return			-4.79%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(106,790.48)
Unrealized trading gain/(loss)	(229,863.61)
Less: commissions	(639.30)
Less: FCM fees	(4,907.48)
Foreign currency gain/(loss)	(262.00)
Interest income	8,451.44

Total Income	(334,011.43)
EXPENSES
Management fees	23,835.42
Incentive fees	(78,366.12)

Total Expenses	(54,530.70)
Net Income (Loss)	$(279,480.73)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit

Net Asset Value, end of prior month	72,727.56995	$11,771,572.82	161.86
Current month additions	—	—
Current month redemptions	(451.26194)	(69,583.85)
Net Income (loss) for current month		(279,480.73)

Net Asset Value, end of current month	72,276.30801	$11,422,508.24	158.04

Monthly rate of return			-2.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203 On Behalf of the Frontier Fund—Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(17,583.86)
Unrealized trading gain/(loss)	97.80
Less: commissions	—
Less: FCM fees	(134.16)
Foreign currency gain/(loss)	—
Interest income	584.48

Total Income	(17,035.74)
EXPENSES
Management fees	375.95
Incentive fees	—

Total Expenses	375.95
Net Income (Loss)	$(17,411.69)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit

Net Asset Value, end of prior month	3,006.07457	$342,110.29	113.81
Current month additions	—	—
Current month redemptions	(114.79038)	(12,252.99)
Net Income (loss) for current month		(17,411.69)

Net Asset Value, end of current month	2,891.28419	$312,445.61	108.06

Monthly rate of return			-5.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

May 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(118,678.19)
Unrealized trading gain/(loss)	(101,667.57)
Less: commissions	(551.00)
Less: FCM fees	(1,365.52)
Foreign currency gain/(loss)	263.19
Interest income	5,817.24

Total Income	(216,181.85)
EXPENSES
Management fees	6,426.38
Incentive fees	—

Total Expenses	6,426.38
Net Income (Loss)	$(222,608.23)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit

Net Asset Value, end of prior month	26,387.81082	$3,441,194.89	130.41
Current month additions	—	—
Current month redemptions	(1,372.83789)	(169,069.79)
Net Income (loss) for current month		(222,608.23)

Net Asset Value, end of current month	25,014.97293	$3,049,516.87	121.91

Monthly rate of return			-6.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—Managed Futures Index Series 2